EXHIBIT 99.1

DIGITAL ANGEL EXTENDS MORTGAGE

SO. ST. PAUL, MN (February 28, 2011) – Digital Angel Corporation (OTCBB: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that the Company entered into a Loan Modification Agreement with its current mortgage lender to extend the mortgage on its South St. Paul headquarters until November 1, 2011.

Under the Agreement the interest rate and monthly payments will remain the same as prior to the mortgage loan maturity.  Digital Angel has the option to extend the maturity date of the mortgage for an additional six months if they choose to.  Upon closing, an additional principal payment of $25,000 was made along with closing fees.

About Digital Angel
Digital Angel (OTCBB: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Contact:
KCSA Strategic Communications
Todd Fromer / Rob Fink
212-896-1206
digitalangel@kcsa.com

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